Exhibit 99

IDACORP, INC.
1221 W. Idaho Street
Boise, ID   83702

October 31, 2007

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations
Phone:  (208) 388-2664
lspencer@idacorpinc.com

IDACORP Announces Third Quarter 2007 Results

Third Quarter 2007 Summary

•         IDACORP earnings per share from continuing operations of $0.65 versus $0.76 in 2006.  Diluted earnings per share were $0.65 versus $1.03 in 2006.

o        Third quarter 2006 included $0.27 per share from sale of IDACORP Technologies included in discontinued operations

o        Poor hydroelectric generating conditions and increased operating and maintenance expenses reduced operating income at Idaho Power

o        Warm, dry weather and customer growth increased utility energy sales

            BOISE--IDACORP, Inc. (NYSE:IDA) today reported third quarter net income of $28.9 million as compared with $44.0 million in 2006.  Third quarter diluted earnings per share decreased by $0.38 from the third quarter 2006 to $0.65 per share.  Third quarter 2006 results included the benefits of the sale of IDACORP Technologies (ITI) of $11.5 million or $0.27 per share.

            "Income from continuing operations declined in the third quarter versus last year as drought conditions required increased reliance on wholesale energy purchases and operation of our natural gas fired power plants to meet heavy summer loads," said IDACORP President and Chief Executive Officer J. LaMont Keen.  "When combined with anticipated increases in other costs of operation, the higher transmission and power supply expenses more than offset the benefit of increased revenues.

            "We filed for general rate relief in our Idaho jurisdiction in June in order to include increased operating costs and a return on new capital investments in our regulatory cost structure on a more timely basis. On October 19, the procedural schedule for the case was extended for six weeks by mutual consent of the parties.  The extension allows other parties to the case to review Idaho Power's third quarter results before filing their testimony.  Any rate change is now expected to become effective in February 2008."

Analysis of Earnings per Diluted Share

The following table summarizes diluted earnings (losses) per share from each business:

Earnings (Losses) From	Three Months Ended		Nine Months Ended
Continuing Operations	9/30/07	9/30/06	9/30/07	9/30/06

Idaho Power Company (IPC)	$ 0.54	$ 0.71	$ 1.44	$ 1.80
IDACORP Financial Services	0.04	0.05	0.12	0.15
Ida-West Energy	0.02	0.03	0.05	0.06
Holding Company	0.05	(0.03)	0.02	(0.09)
Earnings From Discontinued Operations	-	0.27	-	0.17
Earnings Per Diluted Share	$ 0.65	$ 1.03	$ 1.63	$ 2.09

Third Quarter and Year-to-Date 2007 Performance Summary

            A summary of IDACORP's net income and earnings per diluted share is as follows (thousands, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$28,931	$43,989	$72,044	$89,321
Weighted average common shares outstanding - diluted	44,543	42,863	44,080	42,710
Earnings per diluted share	$0.65	$1.03	$1.63	$2.09

            The key factors affecting the change in IDACORP's net income for the third quarter and year-to-date 2007 include (amounts shown are net of income taxes):

  Income from discontinued operations declined $11.5 million for the quarter and $7.1 million year-to-date, respectively.  Discontinued operations includes the July 2006 sale of ITI and the February 2007 sale of IDACOMM.
  Earnings at the holding company improved $3.1 million and $4.6 million for the third quarter and year-to-date 2007, respectively.  The year-to-date improvement reflects a reduction in operating expenses and the effect of intra-period tax allocations recorded at the holding company.  These intra-period tax allocations will reverse in the fourth quarter 2007.
  IDACORP Financial Services contributed $1.8 million to earnings in the third quarter and $5.4 million for 2007 year-to-date, a decrease of $0.4 million and $1.0 million, respectively, compared to the same periods in 2006.
  IPC's net income and contribution to earnings per diluted share decreased as follows (thousands, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$24,108	$30,389	$63,603	$77,022
IDACORP weighted average common shares outstanding - diluted	44,543	42,863	44,080	42,710
Earnings per diluted share	$0.54	$0.71	$1.44	$1.80

            The key factors affecting the decrease in IPC's net income for the third quarter and year-to-date 2007 include (amounts shown are net of income taxes):

  Increased retail sales contributed $3.2 million and $11.9 million to electric utility margin (see "Non-GAAP Financial Measures" below for a calculation of electric utility margin) for the third quarter and year-to-date 2007, respectively.  Warmer and drier conditions in 2007 led to higher irrigation loads as compared to the prior year.  IPC continued to experience moderate customer growth, with the average number of general business customers increasing 11,585 and 12,744 for the third quarter and year-to-date 2007 compared to the same periods in 2006, an increase of 2.5 percent and 2.8 percent, respectively.
  Increased costs to supply power, net of rate adjustments, reduced electric utility margin by $6.4 million and $12.5 million for the third quarter and year-to-date 2007, respectively.  Poor hydroelectric generating conditions in 2007 increased IPC's reliance on typically more expensive thermal generation and purchased power, and reduced wholesale sales.  IPC's hydroelectric generation contributed only 41 percent and 48 percent of total system generation for the third quarter and year-to-date 2007, respectively, as compared to 47 percent and 60 percent for the same periods in 2006.
  Increases in other O&M expenses reduced earnings by $4.1 million and $14.4 million for the third quarter and year-to-date 2007, respectively, compared to the same periods in 2006.  The quarter increase is primarily the result of increases in third-party transmission costs (included in electric utility margin) and regulatory commission expenses. The year-to-date increase is primarily the result of increases in third-party transmission costs, regulatory commission expenses, maintenance expenses for IPC's coal-fired generation facilities, hydroelectric license and inspection costs, and the Fixed Cost Adjustment accrual which began in 2007.
  Gain on sales of excess SO2 emission allowances was $1.1 million and $1.7 million in the third quarter and year-to-date 2007, respectively, compared to $0.0 million and $5.0 million in the same periods in 2006.

Non-GAAP Financial Measures

                The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as one other financial measure, electric utility margin, that is considered a "non-GAAP financial measure" as defined in accordance with SEC rules.  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.  This non-GAAP financial measure reflects an additional way of viewing an aspect of IPC's operations that, when viewed with IPC's GAAP results and the accompanying reconciliation to electric utility operating income, the corresponding GAAP financial measure, may provide a more complete understanding of factors and trends affecting IPC's business.  Management uses this measure, in addition to GAAP measures, in evaluating the performance and outlook of IPC, and therefore believes investors should have similar data when making decisions.  Electric utility margin is used by IPC to help determine whether IPC is collecting the appropriate amount of energy costs from its customers to allow recovery of operating costs.  Electric utility margin helps management understand the regulatory portions of business and the effects of regulatory mechanisms.  The primary limitation associated with the use of this non-GAAP measure is that IPC's electric utility margin measure may not be comparable to other companies' electric utility margin measure.  When evaluating and conducting business, management is not burdened with the limitations of the non-GAAP financial measure since the limitations pertain primarily to comparisons outside IPC.  For external users, the non-GAAP financial measure provides additional information to IPC's GAAP disclosures and users can assess which information best suits their needs.  Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

The calculations of IPC's electric utility margin are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

General business revenue	$211,873	$179,411	$511,337	$500,803
PCA amortization	(3,238)	3,779	2,504	(571)
Other revenues amortization:
Irrigation load reduction	-	118	-	(5,400)
Rate case tax settlement	-	100	-	(4,745)
Adjusted general business revenue	208,635	183,408	513,841	490,087
Power supply costs:
Sales for resale	34,843	39,692	129,859	219,531
Purchased power	(110,108)	(98,926)	(241,393)	(229,659)
Fuel	(43,291)	(34,933)	(101,724)	(83,856)
PCA deferral	46,987	51,216	104,953	7,499
Net power supply costs	(71,569)	(42,951)	(108,305)	(86,485)
Third party transmission expense	(4,851)	(2,874)	(9,383)	(6,583)
Other revenues (excluding DSM)	9,493	9,478	28,806	26,732
Electric utility margin	$141,708	$147,061	$424,959	$423,751

The following reconciles electric utility margin to electric utility operating income (GAAP):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Electric utility margin	$141,708	$147,061	$424,959	$423,751
Other operations and maintenance
(excluding third party
transmission expense)	(64,303)	(59,521)	(206,487)	(187,326)
Gain on sale of emission allowances	1,872	22	2,754	8,258
Depreciation	(25,967)	(25,289)	(76,870)	(74,471)
Taxes other than income taxes	(4,714)	(4,057)	(14,267)	(15,957)
Operating income - electric utility (GAAP)	$48,596	$58,216	$130,089	$154,255

2007 Outlook

The outlook for key operating and financial metrics are:

Key Operating & Financial Metrics	Current Estimates (1)	Previous Estimate
Idaho Power Company Operation & Maintenance Expense (Millions) (2)	No change	$270-$280
Idaho Power Company Capital Expenditures (Millions) (3)	$280-$300	$290-$320
Idaho Power Company Hydroelectric Generation (Million MWh)	No change	6.0-6.5
Non-regulated Subsidiary Earnings Per Share from Continuing Operations (4)	No change	$0.10-$0.15
Effective Tax Rates: Idaho Power Company Consolidated - IDACORP (5)	No change No change	32%-36% 15%-20%

(1)     Key operating and financial metrics will be updated quarterly.

(2)     Excludes demand-side management expenses.

(3)     2007-2009 estimated total capital expenditures of $830 million, excluding new base load plant.

(4)     Estimates include contributions from Ida-West Energy and IDACORP Financial netted against holding company expenses.

(5)     For continuing operations.

            The expected range of capital expenditures at IPC has been reduced due to the timing of expenditures on the gas peaking unit at the Evander Andrews Complex.   The timing of certain expenditures has shifted from the fourth quarter 2007 to first quarter 2008.  The project continues on budget and is expected to be in-service in time for the 2008 summer loads.

Web Cast / Conference Call

            The company will hold an analyst conference call today at 2:30 p.m.
Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's Web site (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's Web site for a period of 12 months.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho

Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in and compliance with governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Western Electricity Coordinating Council, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, provision of transmission services, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs, and other refund proceedings; changes arising from the Energy Policy Act of 2005; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and penalties and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating, transmission and distribution facilities including an inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and availability of transmission; blackouts or other disruptions of Idaho Power Company's or the western interconnected transmission systems; impacts from the potential formation of a regional transmission organization or the development of another transmission group; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures, including costs and availability of materials and commodities, and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; homeland security, natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind and fire, acts of war or terrorism; market conditions that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on medical benefits paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

IDACORP, Inc.
Condensed Consolidated Statements of Income
For Periods Ended September 30, 2007 and 2006
Summary Financial Information
(unaudited)
(Thousands of Dollars, except per share amounts)

                                                                   Three Months Ended                 Nine Months Ended

                                                                9/30/07              9/30/06            9/30/07              9/30/06

Operating Revenues:

    Electric Utility:

      General business........................................     $       211,873    $       179,411        $       511,337    $       500,803

      Off-system sales..........................................                34,843               39,692                 129,859             219,531

      Other revenues.............................................                13,800                  9,696                   37,776               16,587

          Total electric utility revenues..................              260,516             228,799                 678,972             736,921

    Other.................................................................                      947                  1,733                     2,976                  4,586

          Total Operating Revenues.....................              261,463             230,532                 681,948             741,507

Operating Expenses:

    Electric Utility:

      Purchased power.........................................              110,108               98,926                 241,393             229,659

      Fuel expense................................................                43,291               34,933                 101,724                83,856

      Power cost adjustment...............................               (43,749)             (54,995)              (107,457)               (6,928)

      Other operations & maintenance..............                69,154               62,395                 215,870             193,909

      Demand-side management......................                   4,307                           -                      8,970

      Gain on sale of emission allowances.....                 (1,872)                   (22)                    (2,754)               (8,258)

      Depreciation..................................................                25,967               25,289                   76,870               74,471

      Taxes other than income taxes.................                   4,714                  4,057                   14,267               15,957

          Total electric utility expenses.................              211,920             170,583                 548,883             582,666

    Other.................................................................                   1,613                 3,293                      4,782                10,157

          Total Operating Expenses......................              213,533             173,876                 553,665             592,823

Operating Income (Loss):

    Electric Utility...................................................                48,596               58,216                 130,089             154,255

    Other.................................................................                    (666)               (1,560)                   (1,806)               (5,571)

          Total Operating Income..........................                47,930               56,656                 128,283             148,684

Other Income.....................................................                   4,616                  4,431                   13,867               14,181

Losses of Unconsolidated

 Equity-Method Investments..........................                     (380)                  (444)                   (3,257)               (2,703)

Other Expenses.................................................                   2,055                  2,669                      6,838                  6,745

Interest Expense:

    Interest on long-term debt............................                15,862               14,241                   43,306               42,525

    Other interest..................................................                      763                     549                      3,881                  2,753

          ............................. Total Interest expense               16,625               14,790                    47,187               45,278

Income Before Income Taxes........................                33,486               43,184                   84,868             108,139

Income Tax Expense........................................                   4,555               10,692                   12,891               26,019

Income from Continuing Operations............                28,931               32,492                   71,977               82,120

Income from Discontinued

          Operations (net of tax)...........................                            -               11,497                           67                  7,201

Net Income .........................................................     $         28,931    $         43,989        $         72,044    $         89,321

Weighted Average Common Shares

  Outstanding-Basic (000's)............................                44,417                42,678                   43,947               42,569

Weighted Average Common Shares

  Outstanding-Diluted (000's)..........................                44,543               42,863                   44,080               42,710

Earnings per Share of Common Stock (diluted):

    Earnings per Share from Continuing Operations $     0.65     $             0.76         $            1.63     $             1.92

    Earnings per Share from Discontinued Operations    0.00                    0.27                        0.00                    0.17

    Diluted Earnings per Share of Common Stock    $      0.65    $              1.03        $             1.63     $             2.09

Dividends Paid per Share of Common Stock                     $       0.30     $              0.30         $               0.90    $               0.90

IDACORP, Inc.

Condensed Consolidated Statements of Cash Flows

For Nine Months Ended September 30, 2007 and 2006

Summary Financial Information

 (unaudited)

(Thousands of Dollars)

                                                                                                      Nine Months Ended

                                                                                                    9/30/07               9/30/06

Operating Activities

 Net Income.................................................................         $        72,044        $        89,321

 Adjustments to reconcile net income to

     net cash provided by operating activities:

        Depreciation and amortization.................................                  91,286                 90,928

        Deferred income taxes and investment tax credits....                  29,224                (16,467)

        Changes in regulatory assets and liabilities..............                (110,813)                  6,111

        Undistributed earnings of subsidiaries......................                   (4,648)                 (7,944)

        Gain on sales of assets.........................................                   (4,437)               (25,242)

        Other non-cash adjustments to net income..............                    5,679                  (2,592)

 Change in:

           Accounts receivable and prepayments..................                   (9,703)                23,569

           Accounts payable and other accrued liabilities......                 (19,981)               (14,252)

           Taxes accrued...................................................                 (15,079)                  2,720

           Other.................................................................                   13,628                  23,696

        Net cash provided by operating activities..................                   47,200                169,848

Investing Activities

  Additions to property, plant and equipment....................                (203,067)              (168,185)

   Proceeds from the sale of ITI.......................................                           -                 21,469

   Proceeds from the sale of IDACOMM...........................                    7,283                          -

  Investments in affordable housing..................................                       300                          -

   Proceeds from the sale of emission allowances............                  19,846                 11,323

   Investments in unconsolidated affiliates........................                   (4,925)               (15,370)

   Purchase of available-for-sale securities.......................                 (24,349)               (14,358)

   Proceeds from the sale of available-for-sale securities...                  26,110                 16,404

   Purchase of held-to-maturity securities........................                   (3,116)                 (2,730)

   Maturity of held-to-maturity securities..........................                    3,267                   4,647

 Other Assets..............................................................                      (187)                     617

        Net cash used in investing activities........................                (178,838)              (146,183)

Financing Activities

 Issuance of long-term debt...........................................                 140,000                          -

 Retirement of long-term debt.........................................                   (9,978)               (10,993)

 Dividends on common stock.........................................                 (39,629)               (38,449)

 Net change in short-term borrowings.............................                  15,813                (27,410)

 Issuance of common stock...........................................                  34,893                   9,174

 Acquisition of treasury stock........................................                      (346)                    (213)

 Other..........................................................................                    (2,355)                     236

        Net cash provided by (used in) financing activities.....                 138,398                 (67,655)

 Net increase (decrease) in cash and cash equivalents....                    6,760                (43,990)

 Cash and cash equivalents at beginning of period...........                     9,892                  52,356

 Cash and cash equivalents at end of period....................         $        16,652        $          8,366

IDACORP, Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2007 and December 31, 2006

Summary Financial Information

 (unaudited)

(Thousands of Dollars)

                                                                                           9/30/07                  12/31/06

Assets

 Cash and cash equivalents..................................          $          16,652         $           9,892

 Receivables, net of allowance..............................                    117,760                   111,721

 Employee notes.................................................                       2,287                      2,569

 Energy marketing assets....................................                       1,829                    12,069

 Other current assets...........................................                    153,089                   126,954

 Assets held for sale............................................                              -                      3,326

     Total current assets.........................................                    291,617                   266,531

 Investments.......................................................                    201,532                   202,825

 Property, plant and equipment-net........................                 2,554,562                2,419,080

 Regulatory assets..............................................                    454,120                   423,548

 Employee notes - long-term................................                       2,366                      2,411

 Other assets......................................................                    108,451                   109,659

 Assets held for sale............................................                              -                    21,076

     Total other assets............................................                    564,937                   556,694

        Total Assets................................................          $     3,612,648         $     3,445,130

Liabilities and Shareholders' Equity

 Current maturities of long-term debt......................          $          92,368         $          95,125

 Notes payable....................................................                    144,813                   129,000

 Accounts payable...............................................                     65,805                    86,440

 Energy marketing liabilities..................................                       1,973                    13,532

     Other current liabilities.....................................                     79,555                    83,631

 Liabilities held for sale.........................................                              -                      2,606

     Total current liabilities......................................                    384,514                   410,334

 Deferred income taxes........................................                    486,006                   498,512

 Regulatory liabilities............................................                    276,086                   294,844

     Other liabilities................................................                    196,656                   179,836

 Liabilities held for sale.........................................                              -                      8,773

     Total other liabilities.........................................                    958,748                   981,965

 Long-term debt...................................................                 1,061,276                   928,648

 Shareholders' equity...........................................                 1,208,110                1,124,183

          Total Liabilities & Shareholders' Equity...........          $     3,612,648         $     3,445,130

Idaho Power Company Supplemental Operating Statistics

                                                              Three Months Ended             Nine Months Ended

                                                             9/30/07            9/30/06        9/30/07          9/30/06

Energy Use - MWh

   Residential..................................        1,300,632       1,249,496       3,831,797       3,688,983

   Commercial.................................        1,076,755       1,008,865       2,959,011       2,794,180

   Industrial.....................................           869,273          875,275       2,575,933       2,596,481

   Irrigation......................................        1,042,165          986,535       1,862,000       1,593,064

   Total General Business................        4,288,825       4,120,171     11,228,741     10,672,708

   Off-System Sales.........................           620,255          790,435       2,110,459       5,076,917

      Total........................................        4,909,080       4,910,606     13,339,200     15,749,625

Revenue ($000's)

   Residential..................................    $       83,066   $       72,550     $   224,534   $     224,992

   Commercial.................................            50,481           41,700          126,671          125,241

   Industrial.....................................            28,875           24,055           74,269             80,947

   Irrigation......................................            49,451           41,106            85,863           69,623

   Total General Business................           211,873          179,411          511,337          500,803

   Off-System Sales.........................            34,843           39,692          129,858          219,531

      Total........................................    $     246,716   $     219,103     $   641,195   $     720,334

Customers - Period End

   Residential..................................           398,883          390,380

   Commercial.................................            62,209           59,389

   Industrial.....................................                 127                130

   Irrigation......................................            18,134           18,230

            otal                                              479,353         468,129